Exhibit 99.7

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT dated March 21, 2014 (this “Agreement”) made by among HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability, GLOBAL OPPORTUNITIES BREAKAWAY LTD., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability, HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership (each, a “Pledgor” and, together, the “Pledgors”), and JEFFERIES LLC, a Delaware limited liability company (solely with respect to Section 6 hereof, the “Escrow Agent”) in favor of and for the benefit of LEUCADIA NATIONAL CORPORATION, a New York Corporation (the “Secured Party”).

PRELIMINARY STATEMENTS.

(1) The Pledgors and the Secured Party have entered into a Preferred Securities Purchase Agreement, dated as of March 18, 2014 (said agreement, as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, being the “Purchase Agreement”).

(2) Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.  Further, unless otherwise defined in this Agreement or the Purchase Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware or the District of Columbia, as applicable with respect to the perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware or the District of Columbia, then “UCC” means the Uniform Commercial Code as in effect from time to time in such jurisdiction.

(3) Each Pledgor is the record and legal owner of the Company Shares of Harbinger Group Inc. (the “Company”) set forth in Schedule I hereto (as adjusted pursuant to the Purchase Agreement).

(4) The Pledgors have delivered their respective Company Shares to the Escrow Agent pursuant to and in accordance with the Purchase Agreement.

(5) In connection with the Purchase Agreement, the Pledgors have agreed to grant the security interest contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to pay the Preferred Security Purchase Price under the Purchase Agreement, each Pledgor hereby agrees with the Secured Party as follows:

Section 1. Grant of Security.  Each Pledgor hereby grants to the Secured Party, a security interest in such Pledgor’s right, title and interest in and to the following,

whether now owned or hereafter acquired by such Pledgor, wherever located, and whether now or hereafter existing or arising, (collectively, the “Collateral”):

(a) the Company Shares and the certificates (or electronic book entry form) representing the Company Shares (which, for the avoidance of doubt, are being held by the Escrow Agent in accordance with the Escrow Agreement), and all interest, dividends and other distributions in respect of the Company Shares;

(b) any and all proceeds resulting from the sale or disposition of the Company Shares.

Section 2. Security for Obligations.  This Agreement secures, in the case of each Pledgor, the obligations of such Pledgor with respect to consummating each Exchange (the “Secured Obligations”).

Section 3. Voting Rights Dividends; Etc.

(a) So long as no Event of Default (as defined herein) shall have occurred and be continuing, each Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral of such Pledgor or any part thereof for any purpose, subject to Section 5.1(a) of the Purchase Agreement.  For the avoidance of doubt, all cash or stock dividends and other distributions paid in respect of the Collateral received by any Pledgor shall be delivered by such Pledgor to the Escrow Agent to be held by the Escrow Agent in accordance with the Escrow Agreement.

(b) Upon the occurrence and during the continuation of an Event of Default, all rights of each Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 3(a) shall, upon written notice to such Pledgor by the Secured Party shall automatically cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to, subject to applicable Law, exercise or refrain from exercising such voting and other consensual rights.

An “Event of Default” shall mean, with respect to a Pledgor, an uncured material breach (for which notice has been given) by such Pledgor of the Purchase Agreement, the Ancillary Agreements or any other agreement between the Pledgors and the Secured Party in connection with the transactions contemplated by the Purchase Agreement.

Section 4. Remedies.

(a) If any Event of Default shall have occurred and be continuing with respect to a Pledgor, the Secured Party may exercise in respect of such Pledgor’s Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, but subject to any required insurance regulatory approvals, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and the Secured Party may also in its sole discretion, without notice except as specified below, but subject to any required insurance regulatory approvals, sell such Pledgor’s Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of the

Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of such Pledgor’s Collateral.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of such Pledgor, and each Pledgor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.  Each Pledgor agrees that, to the extent notice of sale shall be required by Law, at least ten days’ notice to the relevant Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) If any Event of Default shall have occurred and be continuing with respect to a Pledgor, and the Secured Party shall determine to exercise its right to sell all or any of such Pledgor’s Collateral, such Pledgor agrees that, upon request of the Secured Party (which request may be made by the Secured Party in its sole discretion), it will, at its own expense:

(i) execute and deliver, and enforce its rights under the Registration Rights Agreement to cause the Company and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Secured Party, advisable to register such Collateral under the provisions of the Securities Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by Law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii) use commercially reasonable efforts to qualify the Collateral under all applicable state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Secured Party;

(iii) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law; and

(iv) bear all costs and expenses, including reasonable out-of-pocket attorneys’ fees, of carrying out its obligations under this Section 4.

The Pledgors further agree that a breach of any of the covenants contained in Section 4 will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at Law in respect of such breach and, as a consequence, that each and every covenant contained in Section 4 shall be specifically enforceable against each of the Pledgors, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default with respect to such Pledgor has occurred.

Section 5. Delivery of Pledged Collateral.  All certificates or instruments (including electronic book entry form) representing or evidencing the Collateral shall be delivered to the Escrow Agent pursuant to, and in accordance with, the Purchase Agreement and Escrow Agreement and held on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by each Pledgor’s applicable endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party.  Upon the occurrence and during the continuation of an Event of Default (as defined in Section 4), the Secured Party shall have the right, without notice to any of the Pledgors but subject to compliance with applicable law, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Collateral.  In addition, Secured Party shall have the right at any time to exchange certificates or instruments (including electronic book entry form) representing or evidencing the Collateral for certificates or instruments (including electronic book entry form) of smaller or larger denominations.

Section 6. Perfection.  Upon the filing of a UCC financing statement naming each Pledgor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the District of Columbia and the State of Delaware (as applicable), the security interests in the Collateral granted to Secured Party will constitute perfected security interests therein prior to all other Liens (subject to any rights in the Collateral of the Escrow Agent under Section 9(e) of the Escrow Agreement) securing the Secured Obligations.  The Escrow Agent hereby acknowledges the Secured Party’s security interest in the Collateral and that the Escrow Agent is to hold the Collateral for the benefit of the Secured Party, as gratuitous bailee.

Section 7. Release; Termination.  Upon the consummation of an Exchange or termination of the Exchange Agreement, the security interest in the Collateral subject to such Exchange shall be automatically released.

Section 8. Conflicts and Inconsistency.  In the event of any conflict or inconsistency between the provisions hereunder and the provisions of the Purchase Agreement or Escrow Agreement, then, notwithstanding anything contained in this Agreement, such provisions contained in either the Purchase Agreement or Escrow Agreement will prevail and the provisions of this Agreement will be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency.

Section 9. Severability.  To the extent permitted by Law, if any court of a competent jurisdiction from which no appeal exists or is taken, determines any provision of the Agreement to be illegal, invalid or unenforceable, that provision will severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 10. Execution in Counterparts.  This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission (including .pdf, .tif or other similar electronic format) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 11. Governing Law.  (a)  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof.  Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or New York State court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.

Section 12. Nature of Pledgor’s Obligations and Rights.  The obligations of each Pledgor under this Agreement are several (in proportion to the number of Company Shares being delivered to the Escrow Agent by such Pledgor) and not joint with the obligations of any other Pledgor, and no Pledgor shall be responsible in any way for the performance of the obligations of any other Pledgor under this Agreement or any other Ancillary Agreement.

Section 13. Assignment.  None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that the Secured Party may assign its right and obligations hereunder to an Affiliate of the Purchaser without the prior written consent of any Secured Party; provided, further, that no assignment and assumption shall relieve the Purchaser from any liability hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.  Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

Section 14. No Personal Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the named parties hereto shall have any liability for any obligations of such party under this Agreement or for any claim based on, in respect of, or by reason of, the obligations of such party, under this Agreement.  The parties hereto each hereby waive and release all such liability.  This waiver and release is a material inducement to each party’s entry into this Agreement.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, each of the Pledgors and the Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Harbinger Capital Partners Master Fund I, Ltd.

By: Harbinger Capital Partners, LLC, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Global Opportunities Breakaway Ltd.

By: Harbinger Capital Partners II, LP, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Harbinger Capital Partners Special Situations Fund, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

[Signature Page to the Pledge Agreement]

Leucadia National Corporation

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

[Signature Page to the Pledge Agreement]

ACKNOWLEDGED AND AGREED, solely with respect to Section 6: Jefferies LLC

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

By:	/s/
Name:
Title:

[Signature Page to the Pledge Agreement]

Schedule I to the

Pledge and Security Agreement

COMPANY SHARES

Pledgor	Shares
Harbinger Capital Partners Master Fund I, Ltd.	14,658,345
Global Opportunities Breakaway Ltd.	3,258,376
Harbinger Capital Partners Special Situations Fund, L.P..	5,083,279
TOTAL:	23,000,000